[KPMG LOGO]

          KPMG LLP
          Suite 2000
          355 South Grand Avenue                          Telephone 213 972 4000
          Los Angeles, CA 90071-1568                      Fax 213 622 1217

                                                                      EXHIBIT 23


                          INDEPENDENT AUDITORS' CONSENT


     To the Board of Directors, Occidental Petroleum Corporation


     We consent to the incorporation by reference in the registration statement on Form S-8 of Occidental Petroleum Corporation of our report dated February 13, 2004, with respect to the consolidated balance sheets of Occidental Petroleum Corporation as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003 and the related financial statement schedule, which report appears in the December 31, 2003 10-K of Occidental Petroleum Corporation and subsidiaries. Our report refers to changes in the method of accounting for inventories purchased from third parties, in the method of accounting for asset retirement obligations, in the method of accounting for certain financial instruments with characteristics of both liabilities and equity, in the method of accounting for the impairment of goodwill and other intangibles, and in the method of accounting for derivative instruments and hedging activities.



     /s/ KPMG LLP

     Los Angeles, California
     May 3, 2004